Exhibit 1

FOR IMMEDIATE RELEASE - CALGARY, ALBERTA – SEPTEMBER 19, 2005

BAYTEX ENERGY TRUST CONFIRMS MONTHLY DISTRIBUTION AT $0.15 PER UNIT

Baytex Energy Trust (TSX-BTE.UN) announces that a cash distribution of $0.15 per unit in respect of September operations will be paid on October 17, 2005 for unitholders of record on September 30, 2005. The ex-distribution date is September 28, 2005.

Baytex has maintained its monthly distributions at $0.15 per unit since its inception in September 2003.  The Trust’s trailing twelve-month cash distributions, including the September 15, 2005 payment, total $1.80 per trust unit representing a cash-on-cash yield of approximately 10.4 % per year based on the September 16, 2005 closing price of $17.26 per trust unit.

Baytex Energy Trust is a conventional oil and gas income trust focused on maintaining its production and asset base through internal property development and delivering consistent returns to its unitholders. Trust units of Baytex are traded on the Toronto Stock Exchange under the symbol BTE.UN.

Forward Looking Statements

Certain statements in this press release are forward-looking statements. The reader is cautioned that assumptions used in the preparation of such information, although considered reasonable by Baytex at the time of preparation, may prove to be incorrect. Actual results achieved during the forecast period will vary from the information provided herein as a result of numerous known and unknown risks and uncertainties and other factors, many of which are beyond the control of Baytex. There is no representation by Baytex that actual results achieved during the forecast period will be the same in whole or in part as those forecast.  All dollar amounts in this press release are Canadian dollars unless otherwise identified.

For further information, please contact:

Baytex Energy Trust
Ray Chan, President & C.E.O.	Telephone: (403) 267-0715
Dan Belot, Vice President, Finance & C.F.O.	Telephone: (403) 267-0784
Kathy Robertson, Investor Relations	Telephone: (403) 538-3645
Toll Free Number: 1-800-524-5521
Website: www.baytex.ab.ca